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                                                  OMB Number 3235-0287
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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[ ] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

================================================================================
1. Name and Address of Reporting Person*

   Brodie, Howard W.
--------------------------------------------------------------------------------
   (Last, First Middle)

   c/o EMCORE Corporation, 145 Belmont Drive
--------------------------------------------------------------------------------
   (Street)

   Somerset, New Jersey  08873
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   (City, State  Zip)


================================================================================
2. Issuer Name and Ticker or Trading Symbol

   EMCORE Corporation (EMKR)
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3. IRS or Social Security Number of Reporting Person (Voluntary)


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4. Statement for Month/Year

   November 2000
================================================================================
5. If Amendment, Date of Original (Month/Year)


================================================================================
6. Relationship of Reporting Person(s) to Issuer
   (Check all applicable)

   [   ]   Director                             [   ]   10% Owner
   [ X ]   Officer (give title below)           [   ]   Other (specify below)
                     Vice President and General Counsel
                          ---------------------------
================================================================================
7. Individual or Joint/Group Filing (Check applicable line)

   [ X] Form filed by one Reporting Person
   [  ] Form filed by more than one Reporting Person

* If the form is filed by more than one reporting person, see Instruction 4(b)(v).

================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
--------------------------------------------------------------------------------

                                                                                       4.
                                                                                       Securities Acquired (A) or
                                                              3.                       Disposed of (D)
                                                              Transaction              (Instr. 3, 4 and 5)
                                      2.                      Code                     -----------------------------
1.                                    Transaction             (Instr. 8)                                  (A)
Title of Security                     Date                    ------------             Amount             or      Price
(Instr. 3)                            (mm/dd/yy)               Code     V                                 (D)
------------------------------------------------------------------------------------------------------------------------------------
(1)  Common Stock                     11/20/00                 S                        1000               D       $41.75
------------------------------------------------------------------------------------------------------------------------------------
(2)  Common Stock                     11/20/00                 S                        1000               D       $41.75
------------------------------------------------------------------------------------------------------------------------------------
(3)  Common Stock                     11/22/00                 S                        2000               D       $40.00
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(4)  Common Stock                     11/22/00                 S                        2000               D       $39.38
------------------------------------------------------------------------------------------------------------------------------------
(5)  Common Stock                     11/24/00                 S                        2000               D       $41.00
------------------------------------------------------------------------------------------------------------------------------------
(6)  Common Stock                     11/24/00                 S                        1000               D       $42.00
------------------------------------------------------------------------------------------------------------------------------------
(7)  Common Stock                     11/27/00                 S                        1000               D       $42.00
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(8)  Common Stock                     11/27/00                 S                        2000               D       $42.00
------------------------------------------------------------------------------------------------------------------------------------
(9)  Common Stock                     11/29/00                 S                        1500               D       $36.00
------------------------------------------------------------------------------------------------------------------------------------
(10)  Common Stock                    11/30/00                 S                        1500               D       $33.38
------------------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
      Table I (cont.) -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
--------------------------------------------------------------------------------

                                     5.                      6. Owner-
                                     Amount of               ship
                                     Securities              Form:              7.
                                     Beneficially            Direct             Nature of
                                     Owned at End            (D) or             Indirect
1.                                   of Month                Indirect           Beneficial
Title of Security                    (Instr. 3               (I)                Ownership
(Instr. 3)                           and 4)                  (Instr.4)          (Instr. 4)
------------------------------------------------------------------------------------------------------------------
(1) Common Stock                     0
------------------------------------------------------------------------------------------------------------------
(2) Common Stock                     0
------------------------------------------------------------------------------------------------------------------
(3) Common Stock                     0
------------------------------------------------------------------------------------------------------------------
(4) Common Stock                     0
------------------------------------------------------------------------------------------------------------------
(5) Common Stock                     0
------------------------------------------------------------------------------------------------------------------
(6) Common Stock                     0
------------------------------------------------------------------------------------------------------------------
(7) Common Stock                     0
------------------------------------------------------------------------------------------------------------------
(8) Common Stock                     0
------------------------------------------------------------------------------------------------------------------
(9) Common Stock                     0
------------------------------------------------------------------------------------------------------------------
(10) Common Stock                    0
------------------------------------------------------------------------------------------------------------------
==================================================================================================================

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

================================================================================
Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)
--------------------------------------------------------------------------------

                                                                                                     6.
                                                                                                     Date
                                                                      5.                             Exercisable and
                         2.                            4.             Number of Derivative           Expiration Date
1.                       Conversion or                 Transaction    Securities Acquired (A)        (Month/Day/Year)
Title of                 Exercise        3.            Code           or Disposed of (D)            ----------------
Derivative               Price of        Transaction   (Instr. 8)     (Instr. 3, 4 and 5)            Date          Expira-
Security                 Derivative      Date (Month/  ------         -----------------------        Exer-         tion
(Instr. 3)               Security        Day/Year)     Code    V      A)              (D)            cisable       Date
------------------------------------------------------------------------------------------------------------------------------------
(1) Incentive Common     $6.69           11/20/00      M              2000            D              (1)           09/29/09
    Stock Options
------------------------------------------------------------------------------------------------------------------------------------
(2) Incentive Common     $6.69           11/22/00      M              4000            D              (1)           09/29/09
    Stock Options
------------------------------------------------------------------------------------------------------------------------------------
(3) Incentive Common     $6.69           11/24/00      M              3000            D              (1)           09/29/09
    Stock Options
------------------------------------------------------------------------------------------------------------------------------------
(4) Incentive Common     $6.69           11/27/00      M              3000            D              (1)           09/29/09
    Stock Options
------------------------------------------------------------------------------------------------------------------------------------
(5) Incentive Common     $6.69           11/29/00      M              1500            D              (1)           09/29/09
    Stock Options
------------------------------------------------------------------------------------------------------------------------------------
(6) Incentive Common     $6.69           11/30/00      M              1500            D              (1)           09/29/09
    Stock Options
------------------------------------------------------------------------------------------------------------------------------------

(1)  These options became exercisable 9/29/00


--------------------------------------------------------------------------------
Table II (cont.) -- Derivative Securities Acquired, Disposed of, or Beneficially
     Owned (e.g., puts, calls, warrants, options, convertible securities)
--------------------------------------------------------------------------------

                          7.
                          Title and Amount
                          of Underlying
                          Securities                                              9.               10.
                          (Instr. 3 and 4)                                        Number of        Ownership
                          ----------------                                        Derivative       Form of         11.
1.                                          Amount              8.                Securities       Derivative      Nature of
Title of                                    or                  Price of          Beneficially     Security:       Indirect
Derivative                                  Number              Derivative        Owned            Direct (D)      Beneficial
Security                                    of                  Security          at End of Month  or Indirect     Ownership
(Instr. 3)                Title             Shares              (Instr. 5)        (Instr.4)        (I) (Instr. 4)  (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
(1)  Incentive Common     Common Stock      2000                -                85,000            D
     Stock Options
------------------------------------------------------------------------------------------------------------------------------------
(2)  Incentive Common     Common Stock      4000                -                85,000            D
     Stock Options
------------------------------------------------------------------------------------------------------------------------------------
(3)  Incentive Common     Common Stock      3000                -                85,000            D
     Stock Options
------------------------------------------------------------------------------------------------------------------------------------
(4)  Incentive Common     Common Stock      3000                -                85,000            D
     Stock Options
------------------------------------------------------------------------------------------------------------------------------------
(5)  Incentive Common     Common Stock      1500                -                85,000            D
     Stock Options
------------------------------------------------------------------------------------------------------------------------------------
(6)  Incentive Common     Common Stock      1500                -                85,000            D
     Stock Options
------------------------------------------------------------------------------------------------------------------------------------
====================================================================================================================================

Explanation of Responses:

  /s/ Howard W. Brodie                                     December 11, 2000
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedures.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB number.